UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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FERRO CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
QUINPARIO PARTNERS LLC
JEFFRY N. QUINN
NADIM Z. QURESHI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Shareholder Committee for the Future of Ferro (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders (the “Annual Meeting”) of Ferro Corporation (the “Company”).  The Committee has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May6, 2013, the Committee issued the following press release.

NEWS RELEASE

THE SHAREHOLDER COMMITTEE FOR THE FUTURE OF FERRO COMMENTS ON GLASS LEWIS REPORT

Despite Recommendation, Glass Lewis Cannot Ignore Destruction of Shareholder Value and Operational and Governance Concerns at Ferro

Glass Lewis Still Has “Reservations” About Certain Board Members

The Committee Urges Shareholders to Support its Efforts and Vote the GREEN Proxy Card

GREENWICH, CT, May 6, 2013 -- The Shareholder Committee for the Future of Ferro, a significant shareholder of Ferro Corporation (NYSE: FOE), today commented on the report issued by Glass, Lewis & Co. (“Glass Lewis”) in connection with Ferro’s upcoming annual meeting of shareholders.  While disappointed with Glass Lewis’ overall recommendation, the Committee is pleased that Glass Lewis recognizes that there are areas of concern, both operationally and governance related, at Ferro that “have resulted in the destruction of shareholder value and, at times, the disregard of shareholder interests.”

Jeffry N. Quinn, Chairman and Chief Executive Officer of Quinpario Partners, LLC and Committee nominee, stated “We are pleased that Glass Lewis recognizes that ‘based on Ferro’s historical operating and share-price performance alone, a strong case can be made that change is needed.’  However, we believe Glass Lewis is too quick to attribute Ferro’s recent improvements to the Board’s self-described “strategic plan”.   In our opinion, the Board’s recent initiatives have been reactive to shareholder pressure.  More importantly, as Glass Lewis notes in its report: ‘To be sure, three months of somewhat improved results does not make up for years of underperformance.’”

David A. Lorber, Co-Founder of FrontFour Capital Group LLC and Committee nominee, continued “We greatly appreciate the strong support from shareholders who have already voted for the Committee’s nominees and urge all shareholders to vote their GREEN proxy card today to elect all three of the Committee’s director nominees.”

Excerpts From Glass Lewis’ Report

On Ferro’s Poor Performance

“Beginning with Ferro’s overall performance, the Company’s total shareholder return has decidedly underperformed the return of peers and the broader index over the last 1-year, 3-year and 5-year periods.”

“Operationally, Ferro has also underperformed peers in prior years.”

“[Ferro’s] historical return on capital has been choppy at best.”

On Ferro’s Unflattering Pay-For-Performance Record

Glass Lewis gave Ferro a C grade under its proprietary pay-for-performance model.  The Glass Lewis report also included Ferro’s historical compensation grades:

FY 2011:                      F grade
FY 2010:                      C grade
FY 2009:                      C grade

On Ferro’s History of Significant Withhold Votes and Poor Governance

“From a governance perspective, we recognize that current board members have failed shareholders, some more than others.”

“Looking at prior annual meetings, shareholders have voiced their displeasure with the performance of the board by withholding votes from specific directors in large percentages.”

“We believe the high withhold votes stem, in part, from ongoing shareholder concerns relating to the board’s failure to implement a shareholder proposal that was approved by a majority of votes at the 2010 annual meeting, and its failure to remove directors that received majority withhold votes in 2011.  Specifically, at the 2010 annual meeting a shareholder proposal requesting that the Company opt out of the Ohio Share Acquisition Control Act was approved by a majority of votes, but the board did not implement this proposal by the time of its 2011 or 2012 annual meeting.”

“In our view, directors sit on a board to represent the interests of shareholders, and the governance committee should heed the voice of shareholders and act to remove directors not supported by shareholders or correct the issues that raised shareholder concern.”

“However, we remain concerned by the board’s failure to take action for two years following the 2010 annual meeting, seemingly ignoring the sentiments of a majority of its shareholders in 2011 and 2012.”

On Ferro’s Failure to Engage A. Schulman on its Acquisition Proposal

“We join the chorus of Ferro shareholders who believe the board could have handled the potential acquisition talks with Schulman more effectively.”

“Still, we believe the board should seriously consider any offer that may reasonably represent the best opportunity to maximize shareholder value.  In our view, a potentially higher offer from Schulman could be such an opportunity.”

“Therefore, the Ferro board should re-engage with Schulman to ensure that it has adequately explored this potential option for enhancing shareholder value.”

The Committee urges shareholders to support its efforts and vote the GREEN Proxy Card. Shareholders requiring assistance in obtaining or voting a Green Proxy Card should contact the Committee’s proxy solicitor, Okapi Partners LLC, toll free at (877) 566-1922 or by e-mail at info@okapipartners.com.

Investors Contact:

David Lorber
FrontFour Capital Group LLC
203-274-9050

Bruce Goldfarb/Pat McHugh/Chuck Garske
Okapi Partners
212-297-0720